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Verbatim Transcript of November 10, 2006

Genentech Intent to Acquire Tanox Conference Call

Conference Call Transcript – November 10, 2006

Genentech, Inc. Intent to Acquire Tanox, Inc. Conference Call

Operator:

Good afternoon. My name is LouAnn, and I will be your conference operator today. At this time, I would like to welcome everyone to the Genentech Conference Call discussing the agreement to acquire Tanox. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you’d like to ask a question during this time simply press (*) then the number one on your telephone keypad. If you’d like to withdraw your question, press (*), then the number two.

Thank you. I’ll now turn the conference over to Ms. Susan Morris, Associate Director of Investor Relations. Please go ahead, ma’am.

Susan Morris, Associate Director, Investor Relations:

Thanks, LouAnn. Good morning and thanks for joining us as we discuss our intent to acquire Tanox.

This call is being electronically recorded and is copyrighted by Genentech. No reproductions, retransmissions or copies of this conference call can be made without the written permission of Genentech.

We’ll be making forward-looking statements and actual results may vary materially from the statements made. Please see the Risk Factors section of our Form 10-Q for the period ending September 30, 2006 on file with the Securities and Exchange Commission for a discussion of the risk factors that could cause material variations from the forward-looking statements made during this conference call. We’ll be discussing financial information that includes non-GAAP financial measures in our call today. Please refer to our website at www.gene.com under the investor tab and click on financials for the most directly comparable GAAP financial measures, with a reconciliation to the non-GAAP financial measures discussed today.

Today I am joined by Art Levinson, our Chairman and CEO; David Ebersman, our Executive Vice President and Chief Financial Officer. In the room for the question and answer session we also have Bill Anderson, Vice President Sales and Marketing and Immunology; Hal Barron, Senior Vice President of Product Development and Chief Medical Officer; Andy Chan, Vice President of Research and Immunology; and John Whiting, Vice President, Financial and Chief Accounting Officer.

And with that I’ll turn the call over to Art.

Arthur Levinson, Chairman & Chief Executive Officer:

Good morning. Our announcement today of our intent to acquire Tanox is a first for Genentech. The transaction will increase our profitability related to Xolair and will enable us to access scientifically interesting new molecules for diseases including

Verbatim Transcript of November 10, 2006

Genentech Intent to Acquire Tanox Conference Call

asthma, age-related macular degeneration and HIV. We plan to acquire Tanox for a gross cash outlay of approximately $919 million or $20.00 per share. Tanox is a strategic fit given our long-term collaboration, our immunology focus area and the opportunity we see for improved profitability for our asthma molecules.

As you know, Xolair was launched in 2003 to treat patients with moderate-to-severe allergic asthma, and sales have grown since launch to $107 million in Q3 of ‘06. We have penetrated a small percentage of the asthma population, and we are focused on increasing Xolair uptake through: increasing the number of patients treated; continuing our development program to enhance the efficacy and safety profile of Xolair, and expanding the label into new indications, and finally, developing a liquid formulation for improved convenience. Xolair represents an important therapeutic option for this disease, and this acquisition reinforces our commitment to building our business in asthma treatment, particularly through IgE inhibition.

Furthermore, this deal represents an opportunity to expand our R&D product portfolio by accessing the Tanox pipeline of molecules such as anti-IL-13 as a potential therapy for asthma, anti-Factor-D as a potential therapy for AMD, and anti-CD4 as a potential therapy for HIV. Both Genentech and Tanox are focused on helping patients through innovative scientific approaches, and we believe this transaction has the potential to bring value to both companies’ shareholders.

The deal has been unanimously approved by the Boards of Directors of both Genentech and Tanox. Pending Tanox shareholder approval and Hart-Scott-Rodino clearance from the FTC, we expect the transaction to close by the end of the first quarter 2007.

I will now turn the call over to David to briefly discuss the financial implications of the transaction.

David Ebersman, Executive Vice President & Chief Financial Officer:

All right, thanks Art and good morning everyone.

As Art mentioned, if the transaction closes, our gross cash outlay to acquire Tanox will be approximately $919 million. After subtracting out the fair value of their hard assets, primarily cash on hand, and then adding back the estimated transaction costs, we forecast that the net cash outlay will be approximately $740 million. This amount represents what we are paying for Tanox’s financial interest in anti-IgE and for their R&D pipeline.

As you know, Tanox currently receives payments from Genentech and Novartis in the form of royalties, profit share payments, and manufacturing fees associated with Xolair, and in the first nine months of 2006, Tanox’s revenues related to Xolair were approximately $37 million.

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Genentech Intent to Acquire Tanox Conference Call

Now let me review the impact of the acquisition on our non-GAAP EPS expectations. In 2007, our forecast is that the transaction will likely be neutral to our bottom line, becoming accretive by approximately 3 cents in 2008, approximately 4 cents in 2009, and continuing to increase from there, though, of course, the actual impact on non-GAAP EPS will depend on anti-IgE sales performance.

To dive down into more detail on the P&L impacts, if the deal closes, Genentech will be able to decrease our expenses on two line items of our P&L:

1) Our Cost of Sales line item will decrease as the deal would eliminate the royalty payments we currently pay to Tanox which appear on this expense line; and 2) our collaborator profit sharing line item will also decrease primarily due to the favorable impact of our receiving Novartis’ share of collaboration-related payments that they currently provide to Tanox. Taken together, these two expense lines will decrease by an amount commensurate with what Tanox would otherwise be booking as revenue. Our revenue line items will not change as a result of the deal. As you know, we are already booking all US sales for Xolair.

In addition, of course, one other line item of our P&L will be impacted by the transaction. Other income net will decrease since we plan to fund the deal from cash on hand so post-transaction we will have lower cash balances and therefore lower interest income.

I should also mention that we do plan incremental on-going expenses from the deal as we move forward with some of the R&D assets we are acquiring, but we currently expect that we can fit these incremental expenses within our previously planned expense growth. Of course, we’re always open to increasing our expenses in R&D beyond our current plans if we believe we have opportunities to create long-term value for shareholders.

Now I’ll turn the call over to the operator to queue up the questions. As Sue mentioned, Bill Anderson, Hal Barron, Andy Chan or John Whiting are also in the room to answer questions.

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Genentech Intent to Acquire Tanox Conference Call

QUESTION AND ANSWER SECTION

Operator:

At this time I would like to remind everyone if you would like to ask a question, please press (*), then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from Joel Sendek with Lazard.

Q – Joel Sendek, Lazard Capital Markets:

Thanks. My question is, since this is the first deal that you have done, I’m wondering whether this is going to be another 30 years before you do another one or should we expect more deals with, particularly with your collaborators and with companies you are paying royalties to?

A – Arthur Levinson:

Yeah, fair question, this is Art. There has been a fair amount of early speculation that this represents a quote, unquote major strategic shift that maybe we should now be expected to announce a lot more of these things. Let me just say at the outset here that not only does this not represent a major strategic shift, I would say it doesn’t even represent a minor strategic shift. We’ve been really forthcoming I think with the financial community and our employees internally that we have a very high bar for acquisitions—I think an appropriately high bar. We have believed and continue to believe that we have a very, very strong R&D pipeline. And sometimes, acquisitions can cause a lot of de-focus and just helping to spread people even more thinly than they are right now. So, of all the people that evaluate M&A possibilities, I probably am among those that have the highest bar of anybody, but that doesn’t mean that we will never do one. We obviously have made this announcement. It is the first in 30 years. And there were a lot of things that we saw attractive about this particular opportunity.

So, we evaluate the companies on the radar screen on a regular basis at the executive committee level. There are other candidates, as there always have been other candidates, and I expect that the vast, vast majority of those will continue to fail to meet the high bar. But that doesn’t mean that there can’t be another one in three months or a year or perhaps not for 30 more years, but I don’t think you should expect that this is signaling a trend that all of a sudden, we’re going to be in this game in a major way.

Joel Sendek: Okay, thank you.

Operator:

Your next question comes from Ian Somaiya with Thomas Weisel Partners.

Q – Ian Somaiya, Thomas Weisel Partners:

Thank you for taking my question. So maybe just a related question, maybe if you could just walk, share with us your motivations for making Tanox the first acquisition? And a related question just on the peanut allergy program, what are the plans for that program moving forward?

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Genentech Intent to Acquire Tanox Conference Call

A – Arthur Levinson:

The first question, we obviously have been a partner of Tanox for many, many years, we know them, we know their management. We know many of their employees. We know something about their pipeline and we certainly know more about their pipeline today than we did let’s say six months ago. It’s, one of the things that we have, that I alluded to earlier in terms of minimizing the distraction factor here, whenever you do an acquisition with a partner where you are involved with them and have a history, it tends to make things easier, at least in most cases with most good partners. And we saw that the prospect with doing this with Tanox meant that because we know them and they are a partner that there were really a lot of opportunities to work together with them in a meaningful way, and we decided that was really an advantage. If you look at the opportunities with other companies that are out there where you are getting to know them and perhaps not have an overlap in therapeutic areas, then it can be a much more difficult thing. So we saw this as a relatively straightforward proposition, and we think the actual integrating of the two operations will be relatively straightforward, and therefore not represent a major distraction for the people’s time here. On the, as far as the…

A – David Ebersman:

I just wanted to add one point, this is David, you asked why Tanox and I think it’s just important to remember, we know Xolair really well, obviously since it’s a molecule we have been working on for a long time and are commercializing and we think it’s an important drug. So I think a big piece of the answer to why Tanox is that we think this is a good molecule, it makes a difference for patients with asthma and we believe we can grow the market. So just our enthusiasm about the molecule really drove us to want to position ourselves so that we could increase the financial returns that we’ll get from the investment we are making in trying to make this a big product for us. Now, I think Hal, will take the question on peanut allergy.

A – Hal Barron:

Yeah thanks, hi, this is Hal Barron. As you know we initiated a peanut allergy Phase II trial in, of a 150 patients, and this was a randomized food challenge and in December of last year we issued a letter noting that we had stopped enrollment due to two serious adverse events that were protocol-defined hypersensitivity reactions. And at that time we had 14 patients completing the program, and we have looked at that data, both the safety and efficacy, shared that with the FDA, the food allergy, patient advocates as well as thought leaders in the field in an attempt to identify a way to move forward and develop Xolair for peanut allergies. The discussions are still ongoing, and we are committed to, trying to identify paths forward. Although developing drugs in peanut allergy patients is very complex and challenging. The acquisition of Tanox really will have I don’t think any significant impact on our ability to identify a path forward, and was certainly not part of the rational – rationale for this acquisition. So I would say we are to a large extent very much in the same place where we were prior to the acquisition.

Verbatim Transcript of November 10, 2006

Genentech Intent to Acquire Tanox Conference Call

Operator:

Your next question comes from Mike King with Rodman & Renshaw.

Q – Michael King, Rodman & Renshaw:

Good morning and thank you for taking my question. I was hoping, David, to get some thoughts from you on whether or not there is going to be any goodwill amortization or in-process R&D charges, what the amounts might be and how they might be dealt with over time?

A – David Ebersman:

So, there will certainly be a one-time write-off of in-process R&D. And we would expect that if the deal closes next year to take a charge in the ballpark of $400 to $450 million, something like that. And there will be modest, if any, goodwill.

Michael King: Thank you.

Operator:

Your next question comes from Eric Schmidt with Cowen & Company.

Q – Eric Schmidt, Cowen & Company:

Couple more questions for David, could you talk about any NOLs that you might be able to use and the tax impact, I was a little surprised that those potential benefits haven’t come up, and second, since this is sort of a pretty bread and butter financial transaction it seems to Genentech, can you also talk about whether in addition to evaluating the impact on a P&L basis, you also looked at things like ROIC and ROE?

A – David Ebersman:

Sure, so, let me start with the NOL. We estimate that the total NOLs usable by us will equal approximately $90 million. And we estimate that we will be able to use approximately $15 million in 2006 and approximately $11 million per year thereafter. The value of the NOLs will play out in terms of reducing our cash taxes payable, but will not play out on our P&L, so we will put the NOLs on our balance sheet as an asset when we do the deal, and then just write them down as we use them. In terms of the metrics, we use the primary metric that we use in evaluating deals like this, is return on the investment that we are making, so NPVs and ROIs, et cetera. We do obviously look at what the P&L impacts will be, but that’s not, that’s a secondary metric for us.

Operator:

Your next question comes from Michael Aberman with Credit Suisse.

Q – Michael Aberman, Credit Suisse:

Hi, thanks. Most of my questions were answered. I had one quick question on the royalty that was due to Tanox. When did that expire in terms of after the patents expire, was there a significant step down, or do they end after patent expiry let’s say in 2013?

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Genentech Intent to Acquire Tanox Conference Call

A – David Ebersman:

So, I’m actually not prepared to go into detail on all the various patents that cover this molecule and what happens at the end of the patent life in terms of royalties. Tanox provided a lot of know-how as well as patents that contributed to this, and the deal is complex with multiple parties, so…

Q – Michael Aberman:

Would it be fair to say there would have been a continued royalty burden far beyond the patent expiration?

A – David Ebersman:

What we usually, what I will tell you is what deals normally look like. It’s usually the royalty changes after, but doesn’t necessarily go to zero after a patent’s expired.

Michael Aberman: Okay, thanks.

Operator:

Your next question comes from Geoffrey Porges with Sanford Bernstein.

Q – Geoffrey Porges, Sanford Bernstein:

So, wondering if you could help clarify the percentage of in-market sales that Genentech will now receive from the Tanox acquisition from both ex-US and US sales. And what the maximum that might be because the profit sharing component to Tanox is obviously variable. So, if Xolair indeed continues to grow, and that therefore becomes more profitable, what might that get to as a maximum in the US? And then what percentage of OUS sales should we be assuming that Genentech gets from Novartis, thanks?

A – David Ebersman:

Well, Geoff, as you know, it’s a complex relationship because Tanox receives payments in several different ways. They receive royalties; they receive profit sharing payments; they receive manufacturing fees and the numbers are different in different parts of the world and they change based on sales levels. So, it’s sort of hard to give a precise answer to that. What I can do is look backwards with you which, I think, gives you a reasonable sense of where we are. So if you look at the first nine months of 2006, Xolair sales in the US were approximately $300 million, right around there and there were pretty modest sales outside the United States where the product was launched later. And if you look at the Tanox returns, total revenues to Tanox over that same nine-month period were approximately $37 million. So, it gives you a flavor of how their revenues compared to the sales on a global basis. Over time, the payments to Tanox as a percentage of global sales will change, and in particular, as the product matures, and becomes more, as we hope, becomes more profitable, the amount that Tanox gets in terms of its profit sharing payments will go up modestly from the percentages that you are looking at today.

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Genentech Intent to Acquire Tanox Conference Call

Geoffrey Porges: Okay, thanks, that’s helpful.

Operator:

Your next question comes from Jason Kantor with RBC Capital Markets.

Q – Jason Kantor, RBC Capital Markets:

Hi, thanks, obviously a lot of my questions have been answered, but Hal, could you give us some viewpoint on the pipeline at Tanox and which of these compounds is most exciting to you guys; and specifically on the HIV antibody, is that a market you guys are prepared to move into on your own, and will you be taking over or assisting in the ongoing FDA discussions around the Phase III trial?

A – Hal Barron:

Let me turn it over to Andy Chan to talk about the late-stage research pipeline, and then I will come back and articulate a couple of comments about the HIV product.

A – Andrew Chan:

Great, hi, Andy Chan. First, I would like to congratulate Tanox who has developed really a scientifically innovative pipeline. And in assessing the pipeline, there are many programs in their pipeline that we have an interest in. Several of these programs are well aligned with our current pipeline in that they investigate novel targets in diseases in which we already have a scientific presence in. And we feel that this pipeline will allow us to complement our existing pipeline and expand the therapeutic options within each one of these areas. And just to give you two examples, obviously first the anti-interleukin 13 program for the potential treatment of asthma and the anti-Factor-D for the treatment of AMD. And again with each one of the programs as well as the ones we have not mentioned or discussed really in the time that we have today we’ll be evaluating all the candidates within our standard early and late research and clinical processes to determine the path forward for each of the entities within the portfolio. So, Hal, I will turn it back to you to comment on the CD4.

A – Hal Barron:

Yeah, well the TNX-355 program, which is the one you’re referring to, is a very interesting program. We’re very excited about the biology. It’s a first-in-class molecule in a highly complex disease with a significant unmet medical need and that’s certainly in many respects consistent with how we develop drugs. It has, as you know, demonstrated antiviral activity in the Phase II clinical testing and Tanox has been in ongoing discussions with the FDA regarding the design of subsequent studies. Our approach to this as well as the entire pipeline is to go through our usual processes of evaluating the science, the clinical data and determining our plans for next steps and to determine whether we would further develop the molecule internally or work with a collaborator who has a greater expertise in HIV therapies than we do. But at this early stage we really can’t say anything more than that.

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Genentech Intent to Acquire Tanox Conference Call

A – David Ebersman:

The only think I would add, you asked a question about whether we will be directing the program. In the time before the acquisition closes, Tanox will continue to operate as an independent company.

Jason Kantor: Thank you.

Operator:

Your next question comes from May-Kin Ho with Goldman Sachs.

Q – May-Kin Ho, Goldman Sachs:

Hi. Can you discuss why you think the penetration of Xolair at this point is only about 15% of the eligible population after so many years? And what are some of the attributes of the next generation molecules or formulations that could help to increase the usage there? And also, I vaguely remember there is a lawsuit by some law firms claiming about one-third of the future payments to Tanox; how do you think about that in terms of the accretion or financial impact?

A – Arthur Levinson:

Bill will take the first question.

A—Bill Anderson:

Sure, May-Kin, Bill Anderson here, so in terms of the barriers to penetration of Xolair in the market, essentially, Xolair was launched a little over three years ago as a first, of a new class of therapy which involved some change right upfront, but I think significantly, the typical products for either inhaled agents or pills, Xolair involves monthly or semimonthly injections typically performed by a healthcare professional. So, that’s required some change in practice. And I think what we’ve seen happen is as patients and physicians are educated about the benefits of Xolair, there’s an increased willingness to perform those injections, and we’ve seen continued strong growth year-on-year, and we believe we can continue to see that over a number of years to come. So, I think if that – if that helps with that.

Q – May-Kin Ho:

So you think it’s just a matter of time?

A – Bill Anderson:

Well, it’s partly a matter of time; we also have a number of programs underway to enhance the safety and efficacy profile of Xolair. We’re looking at a number of special areas we wouldn’t go into on this call, but we have a number of studies. It’s quite an extensive clinical program to demonstrate the benefits within the adult allergic asthma marketplace. And so, I think it’s a combination of education, combination of new data and then, we also are expanding in the areas like pediatric asthma.

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Genentech Intent to Acquire Tanox Conference Call

A – David Ebersman:

Yeah, on question about the law firm, May-Kin, as Tanox has disclosed for years now, the law firm that they worked with in the dispute that they had with us is entitled to certain payments or a certain percentage of the payments that Tanox gets. What the dispute is about is what payments are included within the context of where they get paid, because as I said, they get money from several different sorts of areas. If the deal closes, we would step into Tanox’s shoes and assume that, we would assume their obligations across the board.

Operator:

Your next question comes from Gene Mack with HSBC Securities.

Q – Gene Mack, HSBC Securities:

Thanks for taking my question. I’m just wondering if you could talk at all about how the acquisition might help in terms of antibody development, is there anything there in terms of new chemical entity development that we might be able to look forward to?

A – Arthur Levinson:

Is the question related to antibodies per se, the technology, or is it more product-specific?

Q – Gene Mack:

No, it’s antibodies per se, new product development.

A – Arthur Levinson:

I’m not aware of anything that’s particularly, will help in a generic way with antibodies per se. But Andy has been looking at the pipeline and if he sees anything, I’m sure he will speak up.

Q – Gene Mack:

Okay. And then is there anything we can read through from this acquisition in terms of the view of the oncology assets that are available to you guys, and that maybe there’s not much value out there in terms of that you might be able to pick up in oncology?

A – Andy Chan:

So again we’ll be evaluating many of the existing programs within, even the oncology portfolio that Tanox has.

Q – Gene Mack:

I was speaking more broadly in terms of biotech—does this acquisition suggest anything about what we can assume your view of some oncology pipelines that could be available or would be available?

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Genentech Intent to Acquire Tanox Conference Call

A – Andrew Chan:

No, I think this is just one of the many opportunities that we continue to evaluate. We will continue to evaluate other opportunities in the oncology space, immunology space, tissue growth and repair, and the like, and again if the opportunities arise where scientifically it’s sound, and it makes good business sense we will I’m sure take those particular possibilities under serious consideration.

Gene Mack: Thank you.

Operator:

Your next question comes from Bill Tanner with Leerink Swann.

Q – Bill Tanner, Leerink Swann:

Thanks. Maybe a question for you Bill, I know Art mentioned at the outset trying to increase uptake through a number of means, and I think you have just touched on a previous question increasing or improving the efficacy and safety profile, expanding the label and then the liquid formulation. Just trying to understand, I know you guys don’t typically provide any kind of revenue guidance, but trying to understand sort of the timeline or the timeframe along which we would expect some of these initiatives to begin to impact sales, that would be helpful. Thanks.

A – Bill Anderson:

Well the programs that we have ongoing are things that should be – I think the impact of them will come about towards the end of this decade in terms of the development program. The efforts that we have ongoing which have resulted in continued strong sales growth, for example, in the last 12 months sales were up in the order of magnitude of 30%. Those continue, and we think that we’ll see a nice healthy trend during the period between now and when the new development plans come to fruition.

Bill Tanner: Okay, thanks.

Operator:

Your next question comes from Geoff Meacham with JP Morgan.

Q – Good morning, this is Chris Dimitropoulos for Geoff Meacham.

Just curious about your assumptions for impact on 2007 EPS, the neutral, overall impact, does that assume a use of full R&D expense here and no divestitures, and just going at the current run rate for Tanox’s R&D pipeline?

A – David Ebersman:

It really doesn’t assume a lot to be honest. To try and predict 2007, one of the huge variables is when the deal is going to close, which is difficult to predict. And we really haven’t worked out the specific details of what the integration and tech transfer plans et cetera would look like. So, I feel comfortable saying it’s neutral because I think it could be in either direction depending upon how the details come together.

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Genentech Intent to Acquire Tanox Conference Call

A – Arthur Levinson:

And that’s how we’ve modeled this, but just to be clear, as we continue to dissect and understand the pipeline of Tanox, we might decide for any variety of reasons to either pursue them vigorously in-house or to out-license them depending on how we see them and the nature of their fit within our own pipeline. So, while we haven’t modeled that, there are a number of outcomes with respect to any one of the given products in their pipeline.

Chris Dimitropoulos: Great, thank you.

Operator:

Your next question comes from Steven Harr with Morgan Stanley.

Q – Steven Harr, Morgan Stanley:

Hi, guys, good morning, it’s actually Marshall Urist here for Steve. Most of my questions have been answered, but just one quick one. Just give us an update as much as you can on the timelines for the ongoing Xolair trials in asthma? Thanks.

A – Hal Barron:

Well, this is Hal, the four trials that I can comment on; the Novartis Phase III trial that they’re running in the pediatric setting, in which we’re studying patients 6 to 12, should be completing enrollment soon, sometime this quarter is my understanding from Novartis. We can talk with them if you need a more specific time, but we’re on track with that and that should be this quarter. As you heard my discussion that the TOPS trial being on suspension and looking for a way forward with that is ongoing. We have recently initiated in Q2, the first patient in was in Q2, in the EXTRA study which is the 850 patient study in moderate-to-severe asthma in patients who are inadequately controlled on high-dose corticosteroids and long-acting beta agonists, so that trial will be enrolling for some period of time, and we have, I think a very important observational study, the Phase IV commitment EXCELS, which is 7500 patients. And that initiated in 2004 and completed enrollment in Q3’06 and we’ll be following those patients for quite some time, up to five years. But data will be flowing from that throughout the next several years. So we should have some information on that over the next few years. Those are the four main programs.

Marshall Urist: Okay, great. Thank you.

Operator:

Your next question comes from Adam Walsh with Jefferies.

Q – Adam Walsh, Jefferies:

Hi, good morning, thanks for taking my questions. Embedded in your guidance for the transaction being neutral in 2007 accretive in 2008 and 2009, were you assuming any kind of reacceleration in the growth rate for Xolair, that’s my first question?

A – David Ebersman:

Well, I guess all I would say is that what we are assuming is the same thing that we have been assuming for Xolair, not that that helps you very much because we don’t give you sales forecasts, but this was not based on a change in our perspective about where Xolair is going.

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Genentech Intent to Acquire Tanox Conference Call

Q – Adam Walsh:

So acquiring Tanox at this point in time doesn’t make you believe that you are going to get any kind of instant benefit in terms of the reacceleration in the growth rate for the drug, we really are truly talking mainly about cost savings here?

A – David Ebersman:

That’s the way it plays out on the P&L. The way we think about it is it increases the financial returns from the sales of the product that we expect in the future.

Adam Walsh: Thank you.

Operator:

Your next question comes from Elise Wang with Citigroup.

Q – Elise Wang, Citigroup:

Thanks for taking my questions. Tanox has disclosed that the way to look at their piece of what they gain on Xolair is equivalent to about an 8 to 12% royalty on worldwide sales, would you agree that that’s an approximate way of looking at it?

A – David Ebersman:

I think, the answer I gave you earlier, I gave earlier using the 2006 numbers, I think would fall within that range.

Q – Elise Wang: Okay, so that’s a yes?

A – David Ebersman:

I really don’t want to get that specific because, I should remind you some of the pieces of their relationships with Novartis are confidential, pieces of the relationships with us are confidential. And while I think not a huge deal for us to disclose it, if the deal doesn’t get through for any reason, it might be important for them. They have provided pretty good disclosure; so I would, and it’s a good place to start. But I don’t validate where they came from with that.

Q – Elise Wang:

Okay, and you also mentioned of course that since you are using cash, it does deplete if you will what you would be getting otherwise from interest income. Should we also make the assumption that you plan to replenish your cash position at some point potentially through some type of financing?

A – David Ebersman:

We’re always looking at trying to make sure we have a cash position that we think is optimal for the business so that we can obviously fund the things that we need to do, protect ourselves in the event of some of kind of downside scenario that could, low-

Verbatim Transcript of November 10, 2006

Genentech Intent to Acquire Tanox Conference Call

profitability scenario that could happen. And that we’re positioned strategically that we could move quickly if we came upon another asset that we are interested in. So, we do that on a very regular basis and will do that in the aftermath of this deal and decide whether or not we are comfortable with what kind of cash position we have or we want to boost it.

Q – Elise Wang:

And is that a factor that you’ve taken into account in terms of the guidance you’ve given us with the financial impact?

A – David Ebersman:

No.

Q – Elise Wang:

Okay. And could you elaborate perhaps on what the pipeline product they have, that’s an anti-factor D product in terms of how it may contribute to your AMD franchise. Could you elaborate a little bit more about that mechanism?

A – Andrew Chan:

Sure. This is Andy Chan. So the entire field of AMD has actually been a fantastic opportunity. It’s been fantastic for patients, obviously with the launch of Lucentis that has made a significant impact. And the human biology and the human genetics that have evolved just in the last 12 months totally revolutionized the field. In that there have been now several reports well documented that have supported that there are certain risk factors in genes and coding complement activation of genes that are responsible for that particular pathway that significantly increase the risk for development of these diseases. But we find that this particular program is really a scientifically innovative program and it goes to really to the underlying pathogenesis of the science of this particular disease. We are extremely enthusiastic and look forward to the success of this program.

Susan Morris:

Okay, operator we will take our final call now, our final question.

Operator:

Okay. Your final question comes from Douglas Chow with Caris & Company.

Q – Douglas Chow, Caris & Company:

Hi, thanks, just wondering you’ve had a fairly long relationship with Tanox and just wondering if you can comment why now. And the second question is just related to the AMD product, are you interested more in the dry or the wet market for that compound?

Verbatim Transcript of November 10, 2006

Genentech Intent to Acquire Tanox Conference Call

A – Arthur Levinson:

Well on the timing of Tanox like several other companies is something that as a company that we have been looking at for a considerable period of time and obviously valuation plays a role in here. If you look at the valuation of the company over the last five or ten years, in times past it’s been quite a bit higher than it is right now; so we can make a scenario where the numbers would work relatively easily. Their pipeline has continued to develop. And if you look at Tanox in the world or the universe of companies, that might make sense for us. Clearly, their partner, we see a lot of opportunity just to emphasize the point that David made earlier with Xolair. And as we look into their pipeline in more depth, we saw, not a perfect, but a really, really good overlap between their areas of focus and where we see some interesting opportunities for them and our own therapeutic areas, Andy touched on that, but obviously, we are now a serious player in macular degeneration. We’re going after the wet form. 90% of the patients have the dry form, and there’s at least some possibility that their particular molecule in terms of targeting Factor-D could be effective against the dry as well as the wet form. So, that’s a nice area of overlap, clearly their anti-IL-13 protein product being in the asthma area is another one that makes a lot of sense. So, we’ve seen lots of areas where this thing could prove to be a real value driver here both in terms of their marketed product as well as the products that are in the pipeline.

Douglas Chow: Okay, great. Thank you.

Susan Morris, Associate Director, Investor Relations:

Thank you very much for your interest. If you have any more questions, myself and Diane Schrick will be in the office shortly after this call.

Operator:

Thank you. This does conclude today’s conference call. You may now disconnect.

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This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the intent to acquire, the timing of the acquisition and the integration of the operations of Tanox, the future growth and profitability of our asthma and anti-IgE programs, our future product development plans, net operating loss and tax implications, non-GAAP earnings per share, future expenses, Xolair clinical trials and our future operating and financial performance. Actual results could differ materially. Among other things, the transaction and its timing could be affected or prevented by failure of certain closing conditions to occur, including FTC or other regulatory actions or delays; integration of the Tanox business could be affected by failures in our due diligence review of the Tanox business and failure to retain certain key employees; growth and profitability of our asthma and anti-IgE business could be affected by adverse market conditions, increased competition, delay or failure of clinical programs, and safety or manufacturing issues; future development plans may be affected by changes in our corporate strategy, increased competition, regulatory actions or delays, unsuccessful clinical trials or third party intellectual property rights; Xolair clinical trials could be affected by a number of factors including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analysis and FDA actions or delays; net operating loss and tax implications, non-GAAP earnings per share, future expenses, future operating results and financial performance could be affected by all of the foregoing, achieving sales revenue consistent with internal forecasts, unexpected expenses such as litigation or legal settlement expenses, changes in tax rules, adverse market conditions, increased competition, regulatory actions or delays, and many other variables. Please refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Such reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements. All such risk factors, including those found in our most recent Form 10-Q, are incorporated by reference into this transcript. We undertake no obligation to update or revise any forward-looking statements in the future.